Exhibit 4.3

Officers’ Certificate
Pursuant to Sections 201, 301 and 303 of the Indenture

Dated:  March 11, 2005

The undersigned, Paul A. Meurer, Executive Vice President, Chief Financial Officer and Treasurer, and Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary, of Realty Income Corporation, a Maryland corporation (the “Company”), hereby certify as follows:

The undersigned, having read the appropriate provisions of the Indenture dated as of October 28, 1998 (the “Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”), including Sections 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether or not conditions set forth in the Indenture relating to the establishment of the title and terms of the Company’s 5 7/8% Senior  Debentures due 2035 (the “Securities”) and the form of certificate evidencing the Securities have been complied with, and whether the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Securities have been complied with, certify that (i) the title and terms of the Securities were established by the undersigned pursuant to authority delegated to them by resolutions duly adopted by the Board of Directors of the Company on March 3, 2005 (the “Resolutions”) and such terms are set forth in Annex I hereto (it being understood that, in the event that Securities are ever issued in definitive certificated form, the legends appearing as the first two paragraphs on the first page of such form of Securities may be removed), (ii) the form of certificate evidencing the Securities was established by the undersigned pursuant to authority delegated to them by the Resolutions and shall be in substantially the form attached as Annex II hereto, (iii) a true, complete and correct copy of the Resolutions, which were duly adopted by the Board of Directors of the Company and are in full force and effect in the form adopted on the date hereof, are attached as Annex III hereto and are also attached as an exhibit to the Certificate of the Secretary of the Company of even date herewith, (iv) the form, title and terms of the Securities have been established pursuant to and in accordance with Sections 201 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions provided for in the Indenture (including, without limitation, those set forth in Sections 201, 301 and 303 of the Indenture) relating to the establishment of the title and terms of the Securities, the form of certificate evidencing the Securities and the execution, authentication and delivery of the Securities have been complied with and (v) to the best knowledge of the undersigned, no Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Securities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

/s/ Paul M. Meurer
Paul M. Meurer
Executive Vice President, Chief Financial Officer
and Treasurer

/s/ Michael R. Pfeiffer
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary